EXHIBIT 99.1

News Release
140 John James Audubon Parkway
Amherst, NY 14228

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Columbus McKinnon Corporation Completes Exchange Offer For Registered Senior Subordinated Notes Due 2019

Amherst, New York, June 3, 2011 - Columbus McKinnon Corporation (Nasdaq: CMCO) announced yesterday the completion of its offer to exchange up to $150 million of its outstanding 7.875% Senior Subordinated Notes due 2019, issued in January 2011, for a like principal amount of its 7.875% Senior Subordinated Notes due 2019, registered under the Securities Act of 1933.  All of the 7.875% Senior Subordinated Notes due 2019 were exchanged in the transaction. The offer to exchange the Senior Subordinated Notes expired at 5:00 p.m. Eastern Daylight Time, on June 2, 2011.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.